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                                                                       Exhibit 5


                     [LETTERHEAD OF VINSON & ELKINS L.L.P.]



                                   March 12, 2001



Forest Oil Corporation
1600 Broadway, Suite 1200
Denver, Colorado 80202-4722



    Re:  REGISTRATION STATEMENT ON FORM S-3 OF FOREST OIL CORPORATION



Ladies and Gentlemen:



    We have acted as counsel to Forest Oil Corporation, a New York corporation ("Forest"), with respect to certain legal matters in connection with the registration by Forest under the Securities Act of 1933, as amended (the "Securities Act"), of the offer and sale by certain shareholders (the "Selling Shareholders") of Forest from time to time, pursuant to Rule 415 under the Securities Act, of shares of common stock, $0.10 par value per share, of Forest (the "Common Stock"). The majority of the shares of Common Stock (the "Issued Shares") being registered was issued to and is owned by the Selling Shareholders; the remainder of the shares of Common Stock (the "Warrant Shares") being registered will be issued to the Selling Shareholders upon the exercise of warrants held by them. The Common Stock will be offered in amounts, at prices and on terms to be determined in light of market conditions at the time of sale and to be set forth in supplements to the prospectus contained in the shelf registration statement on Form S-3 (the "Registration Statement") to which this opinion is an exhibit.



    We have examined originals or copies, certified or otherwise identified to our satisfaction, of the Restated Certificate of Incorporation and Restated Bylaws of Forest, each as amended to the date hereof, and such other certificates, instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed.



    Based on the foregoing, we are of the opinion that:



    (1) The Issued Shares have been duly authorized and validly issued and are fully paid and non-assessable; and



    (2) Upon exercise of the warrants relating to the Warrant Shares in accordance with their terms and the receipt by Forest of the consideration required in connection therewith, the Warrant Shares will be duly authorized, validly issued, fully paid and non-assessable.



    The foregoing opinions are limited in all respects to the federal laws of the United States of America and the laws of the State of New York.



    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the prospectus forming a part of the Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.



                                          Very truly yours,



                                          /s/ VINSON & ELKINS L.L.P.